Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BBB Foods Inc.

(Exact Name of Registrant as Specified in its Articles of Association)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Class A common shares, no par value	Rule 457(h)	8,400,000(2)	$20.55	$172,662,000	$0.00014760	$25,485
Total Offering Amounts					$172,662,000		$25,485
Total Fee Offsets							N/A
Net Fee Due							$25,485

(1)

The securities to be registered include Class A common shares, no par value, of BBB Foods Inc. (“Class A common shares”) issuable under BBB Foods Inc.’s Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates also covers an indeterminate number of additional shares of Class A common shares, as may become issuable under the Equity Incentive Plan from adjustments as a result of stock dividends, stock splits, and other similar transactions.

(2)	Represents 8,400,000 Class A common shares reserved for issuance under the Equity Incentive Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the average of the high and low prices per Class A common share of BBB Foods Inc. as reported on the New York Stock Exchange on February 21, 2024, of $20.55.